Residential Accredit Loans, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

                 Mortgage Asset-Backed Pass-Through Certificates

                                Series 2000-QS12

                        Supplement dated October 26, 2000
                                       to
                  prospectus supplement dated October 24, 2000
                                       to
                       prospectus dated September 22, 2000
                                   ----------

Capitalized terms used in this supplement are defined in the prospectus supplement dated October 24, 2000, to which this supplement is attached.

        The Prospectus Supplement is hereby revised as follows: The second sentence of the sixth paragraph under "Description of the Certificates - Interest Distributions" is replaced by the following:

The Interest Accrual Period for the Adjustable Rate Certificates for any Distribution Date is the period beginning on the 25th calendar day of the month preceding the month in which such Distribution Date occurs and ending on the 24th day of the month in which such Distribution Date occurs.

        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class A and Class M Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until January 26, 2001.



                            PaineWebber Incorporated

                                October 26, 2000



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